                                                                       EXHIBIT 2

                                                                      SCHEDULE I

                              BEST SOFTWARE, INC.
                           11413 ISAAC NEWTON SQUARE
                             RESTON, VIRGINIA 20190

             INFORMATION STATEMENT PURSUANT TO SECTION 14(F) OF THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 14F-1 THEREUNDER

GENERAL

     This Information Statement is being mailed on or about January 14, 2000 as part of the Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") of Best Software, Inc., a Virginia corporation (the "Company"), to the holders of record of shares of common stock, no par value per share, of the Company (the "Shares" or the "Company Common Stock"). You are receiving this Information Statement in connection with the possible election of persons designated by Parent (as defined below) to a majority of the seats on the Board of Directors of the Company (the "Company Board"). As of January 11, 2000, there were 11,826,614 shares of the Company Common Stock outstanding.

     On January 12, 2000, the Company, The Sage Group plc, a company organized under the laws of England ("Parent"), and Bobcat Acquisition Corp., a Virginia corporation and a wholly owned subsidiary of Parent ("Purchaser"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which (i) Parent shall cause Purchaser to commence a tender offer (the "Offer") for all outstanding Shares at a price of $35.00 per Share, net to the seller in cash, and (ii) Purchaser shall be merged with and into the Company (the "Merger"). As a result of the Offer and the Merger, the Company will become a wholly owned subsidiary of Parent.

     The Merger Agreement provides that, promptly after the purchase of Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors (the "Parent Designees") to the Company Board as will give Parent representation proportionate to its ownership interest, subject to certain conditions. The Merger Agreement requires the Company to take such action as Parent may request to cause the Parent Designees to be elected to the Company Board under the circumstances described therein. This Information Statement is required by Section 14(f) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14f-1 thereunder.

     You are urged to read this Information Statement carefully. You are not, however, required to take any action. Capitalized terms used and not otherwise defined shall have the meaning set forth in the Schedule 14D-9.

     The information contained in this Information Statement concerning Parent and Purchaser has been furnished to the Company by Parent. The Company assumes no responsibility for the accuracy or completeness of such information.

RIGHT TO DESIGNATE DIRECTORS; PARENT DESIGNEES

     The Merger Agreement provides that, promptly upon the purchase of and payment by Purchaser for Shares pursuant to the Offer and from time to time thereafter as Shares are acquired by the Purchaser, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as shall give Parent, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding, provided, however, that in the event that Parent does not purchase and pay for Shares pursuant to the Offer which represent at least a majority of the outstanding Shares (on a fully diluted basis), Parent shall not be able to designate more than two directors. The Company shall, upon the request of Purchaser, use its reasonable best efforts to cause the Parent Designees to be so elected, including, if necessary, increasing the size of the Company Board or securing the resignations of incumbent directors.

     The following table sets forth certain information with respect to individuals Parent may designate as the Parent Designees (including age as of the date hereof, current principal occupation or employment and five-year employment history). Unless otherwise noted, (a) each individual is a citizen of the United Kingdom, and (b) the business address of each designee is c/o Sage U.S. Holdings, Inc., 17950 Preston Road, Suite 800, Dallas, Texas 75252.

                                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                            AGE   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                            ---   --------------------------------------------------
Aidan John Hughes                            38   Director of Bobcat Acquisition Corp. since
                                                  formation; Finance Director of The Sage Group plc
                                                  since January 1994; Director of Sagesoft Ltd. from
                                                  1993 to 1997.
Paul Ashton Walker                           42   Director and President of Bobcat Acquisition Corp.
                                                  since formation; Director of The Sage Group plc
                                                  from October 1988 to present, and Chief Executive
                                                  from January 1994 to present; Director of Sagesoft
                                                  Ltd. since October 1987; Director of DacEasy, Inc.
                                                  since 1991; Director of Sage France SA since
                                                  November 1996; Director of KHK Software GmbH & Co.
                                                  KG since February 1997; Director of Cussins
                                                  Property Group plc since February 1997.
Paul Stobart                                 42   Director of Bobcat Acquisition Corp. since
                                                  formation; Chief Operating Officer of The Sage
                                                  Group plc since January 2000; Business Development
                                                  Director of The Sage Group plc from May 1996
                                                  through December 1999; Director of Sagesoft Ltd.
                                                  since July 1996; Director of KHK Software GmbH &
                                                  Co. KG since February 1997; Director of Lopex plc
                                                  since 1997; Director of Interbrand Design UK
                                                  Limited from 1988 to 1996; Director of Interbrand
                                                  Group Limited from 1988 to 1996; Director of
                                                  Interbrand UK Limited from 1988 to 1996; Director
                                                  of Markforce Associates Limited from 1988 to 1992;
                                                  Director of Asda Interactive Sampling Limited from
                                                  1989 to 1995; Director of Novamark International
                                                  Limited from 1988 to 1996; Director of
                                                  Sportsmanager (Bisham Abbey) Limited from 1992 to
                                                  1994.
James R. Eckstaedt                           45   Director, Chief Officer and Corporate Secretary of
c/o Sage Software, Inc.                           Bobcat Acquisition Corp. since formation; Vice
     56 Technology Drive                          President, Finance, Chief Financial Officer and
     Irvine, CA 92618                             Corporate Secretary, Sage Software, Inc. (formerly
                                                  State of The Art) since March 1997; Senior Vice
                                                  President, Chief Financial Officer and Corporate
                                                  Secretary of the Cerplex Group from July 1996
                                                  through March 1997; various senior financial
                                                  management positions, Western Digital Corpo-
                                                  ration, March 1988 through July 1996. Mr.
                                                  Eckstaedt is a citizen of the United States.

                                                     PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND ADDRESS                            AGE   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------                            ---   --------------------------------------------------
Michael Edward Wilson Jackson                49   Director and President of Bobcat Acquisition Corp.
c/o The Sage Group plc                            since formation; Director of The Sage Group plc
     The Sage Group House                         from October 1988 to present, and Chairman from
     Benton Park Road                             October 1997 to present; Director of Sagesoft Ltd.
     Newcastle Upon Tyne                          since October 1988; Director of Hat Pin plc since
     NE7 7L7                                      June 1996; Director of Bywel Holdings Ltd. since
     England                                      June 1996; Director of Weyrad Electronics Ltd.
                                                  since February 1996; Director of Quality & Safety
                                                  Services Ltd. since November 1995; Director of BR
                                                  QAS Ltd. since November 1995; Director of Steve
                                                  Dudman Plant Ltd. since November 1995; Director of
                                                  Elderstreet Corporate Finance Ltd. since June
                                                  1995; Director of Photoaward Ltd. since June 1995;
                                                  Director of Select Software plc since September
                                                  1992; Director of Matrix Aegis plc since Februa-
                                                  ry 1992; Director of A&M Furniture Hire Ltd. since
                                                  January 1992; Director of Faverwise Ltd. since
                                                  October 1991; Director of Elmbridge Village Ltd.
                                                  since March 1991; Director of ID Data Holdings
                                                  Ltd. since December 1992; Director of Micromuse
                                                  plc since September 1993; Director of Golf Park
                                                  Developments Ltd. since September 1993; Director
                                                  of Baldwin & Francis Ltd since May 1994; Director
                                                  of Starburst Ltd. since May 1994; Director of
                                                  Spargo Consulting plc since May 1994; Director of
                                                  Cedars Village Ltd. since June 1994; Director of
                                                  Elderstreet Capital Partners Ltd. since June 1995;
                                                  Director of Service Power Business Solutions until
                                                  December 1996; Director of W. Fearnehough Limited
                                                  until February 1995; Director of Target Re-
                                                  sources Ltd. until January 1994; Director of SLS
                                                  Information Systems until October 1994; Director
                                                  of Brightstone Properties plc until October 1993;
                                                  Director of Pharmasol Ltd. until February 1993.

     Parent has informed the Company that each of the individuals listed above has consented to act as a director, if so designated. If necessary, Parent may choose additional or other Parent Designees, subject to the requirements of Rule 14f-1.

     Based solely on the information set forth in the Offer to Purchase, none of the Parent Designees (i) is currently a director of, or holds any position with, the Company, (ii) has a familial relationship with any directors or executive officers of the Company, or (iii) to the best knowledge of Parent, beneficially owns any securities (or any rights to acquire such securities) of the Company. The Company has been advised by Parent that, to the best of Parent's knowledge, none of the Parent Designees has been involved in any transactions with the Company or any of its directors, officers, or affiliates which are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), except as may be disclosed herein.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The Company's Articles of Incorporation provide that the Company shall have at least three and not more than eight directors, the exact number to be fixed by resolution of the Board of Directors. The Board has three classes, each of whose members serve for a staggered three-year term.

     Pursuant to a 1995 shareholders voting agreement (the "Voting Agreement") between Mr. Petersen and Edison Venture Fund, L.P. ("Edison"), Edison agreed to vote its shares in favor of Mr. Petersen's election as a director as well as for the election of a nominee put forward by Mr. Petersen. The Voting Agreement terminated upon the closing of the Company's initial public offering.

     Mr. Davenport was initially appointed to the Board of Directors as a condition of his employment.

     Executive officers and directors of the Company, and their ages as of January 11, 1999, are as follows:

                NAME                   AGE                      POSITION
                ----                   ---                      --------
Timothy A. Davenport.................  43    Chairman of the Board, Chief Executive Officer
                                             and President
David N. Bosserman...................  43    Executive Vice President and Chief Financial
                                             Officer
James F. Foster......................  45    Executive Vice President of Product Strategy
                                             and Technology
Elvin J. Monteleone..................  50    Executive Vice President of Sales, Marketing
                                             and Services
Robert H. Skinner....................  48    Executive Vice President of Business
                                             Development
David L.G. Horn......................  42    Vice President, Technical Support
Elaine Kelly.........................  36    Vice President, Marketing
Shelley Reback.......................  40    Vice President, Human Resources and Legal
                                             Affairs
Andreas Hoynigg......................  38    General Manager of European Operations and
                                             Managing Director of Best Software Germany
                                             GmbH
James F. Petersen(1).................  55    Director
Herbert R. Brinberg(3)...............  73    Director
Richard A. Lefebvre(1)(2)............  52    Director
John H. Martinson(1)(2)(3)...........  51    Director
W. Frank King........................  60    Director

---------------
(1) Member of the Compensation Committee

(2) Member of the Option Subcommittee of the Compensation Committee

(3) Member of the Audit Committee

     Timothy A. Davenport was appointed Chairman of the Board in April 1999. He was appointed President, Chief Executive Officer and a director of the Company in June 1995. From March 1987 to June 1995, Mr. Davenport served as Vice President, Developer Tools Group, and Vice President, Graphics Division, for Lotus Development Corporation ("Lotus"), a computer software company that markets and develops productivity and work group applications. Prior to joining Lotus, Mr. Davenport was employed from March 1985 to March 1987 as Vice President of Product Marketing for Decision Resources, a division of Ashton-Tate Corporation, a company that developed business graphics applications. Mr. Davenport is a director of Axent Technologies, Inc., a provider of enterprise-wide information security solutions.

     David N. Bosserman has served as the Company's Executive Vice President, Chief Financial Officer and Treasurer since October 1996. Previously, he served as the Company's Vice President, Corporate Finance from June 1993 to September 1996, and Director, Finance and Operations from May 1992 to May 1993. From January 1985 to May 1992, Mr. Bosserman served in various positions, leading to Senior Manager, at Deloitte & Touche.

     James F. Foster became Executive Vice President of Product Strategy and Technology effective January 1, 2000. He has also served as President of Abra Software, Inc., a wholly owned subsidiary of the Company ("Abra Software"), since April 1993. From September 1992 until April 1993, Mr. Foster served as Chief Operating Officer of Abra Software. Prior to joining Abra Software, Mr. Foster was employed from July 1984 to September 1992 by Dun & Bradstreet Software Services, Inc., a business application software provider, where he held a number of positions in the human resources software area, most recently as Director of Sales and Marketing for the personal computer human resources division.

     David L.G. Horn has served as the Company's Vice President, Technical Support since December 1997. Previously, he served as the Company's Vice President, FAS Products Group since joining the Company in October 1995. From February 1984 to October 1995, Mr. Horn was employed by Hewlett-Packard Co., a manufacturer of electronic products, in various capacities, most recently as Future Products Manager for its office products division.

     Andreas Hoynigg became General Manager of the European Operations in March 1998 when the Company acquired HR Management Software GmbH ("HRS"). Dr. Hoynigg purchased HRS in 1990 from an Austrian conglomerate, which started HRS in 1987. He has served as the Managing Director since the purchase. Dr. Hoynigg was previously employed by EFS where he served as a management consultant.

     Elaine Kelly has served as Vice President, Marketing since September 1996. From October 1993 to September 1996, Ms. Kelly served as a Director of Marketing. From October 1990 until October 1993, Ms. Kelly served as Marketing Manager of the Company. From July 1988 to September 1990, Ms. Kelly served as Manager of Marketing Services for Netron Inc., a Canadian software company.

     Elvin T. Monteleone was appointed Executive Vice President of Sales, Marketing and Services effective January 1, 2000. Mr. Monteleone joined the Company in January 1999 as Executive Vice President of the Financial Applications Product Group. From June 1996 to January 1999, Mr. Monteleone served as Vice President, Enterprise Alliances for Seagate Software, a leader in business intelligence tools and solutions. From August 1993 to June 1996, Mr. Monteleone served as Vice President of Marketing and Director of Sales at Holistic Systems, a UK based OLAP tools and analytic applications provider that was acquired by Seagate Technology in 1996.

     Shelley Reback has served as Vice President, Human Resources and Legal Affairs since June 1997. From September 1989 until June 1997, she served as Corporate Counsel for the Company. From December 1987 through August 1989, Ms. Reback was employed by Genex Corporation ("Genex"), a biotechnology company, as Assistant Counsel. Prior to joining Genex, Ms. Reback was employed by the law firm of Fenwick & West in Palo Alto, California.

     Robert H. Skinner was appointed Executive Vice President of Business Development effective January 1, 2000. He served as Senior Vice President, Sales from April 1996 to December 31, 1999. Previously, he served as the Company's Vice President of Sales and Marketing for FAS from April 1995 to April 1996, and as Director of Sales from June 1992 to April 1995. From December 1982 to June 1992, Mr. Skinner served as Vice President of Sales and Marketing for Trinet, Inc., a business information marketing company.

     James F. Petersen co-founded the Company in 1982 and served as the Company's Chairman of the Board from its inception until April 1999. He served as President and Chief Executive Officer of the Company from 1982 to June 1995. Before founding the Company, Mr. Petersen was Vice President and Treasurer of Aspen Systems Corporation, an electronic information and publishing company.

     Herbert R. Brinberg has served as a director of the Company since 1990. Since 1990, Dr. Brinberg has served as President and Principal of Parnassus Associates International, a company that assists organizations with information and technology management. From 1978 to 1990, Dr. Brinberg was President and Chief Executive Officer of Wolters Kluwer U.S. Corporation, an international publishing company. Dr. Brinberg also serves as a director of K&F Industries, Inc., and Brill Academic Publishers.

     Richard A. Lefebvre became a director of the Company in February 1996. From January 1989 through July 1997, Mr. Lefebvre served as Chairman and Chief Executive Officer of Axent Technologies, Inc. ("Axent"), a provider of enterprise-wide information security solutions. From July 1997 through December 1998, Mr. Lefebvre served as Chairman of Axent. Mr. Lefebvre also is a director of Axent.

     John H. Martinson has served as a director of the Company since 1988. Since 1986, Mr. Martinson has been a general partner of Edison Partners, L.P., which is the general partner of Edison Venture Fund,

L.P. ("Edison"), a venture capital partnership and a former substantial shareholder of the Company. Mr. Martinson is a director of Dendrite International, Inc. and nine private companies. He is also a director and Chairman of the National Venture Capital Association and a director of the New Jersey Technology Council.

     W. Frank King became a director of the Company in July 1998. From October 1992 through October 1998 he served as the President and Chief Executive Officer of PSW Technologies, Inc. (formerly a division of Pencom, Inc.), a provider of software related engineering, development, and support services. From 1988 to 1992, Dr. King served as Senior Vice President of Development for Lotus Development Corporation, and from 1969 to 1988, Dr. King was employed by IBM Corporation where his final position was as the Vice President of Development, Entry System Division. Dr. King also serves as a director of Auspex Systems, Inc., Cortelco Systems, Inc., Excaliber Technologies Corporation, Natural Microsystems, Inc., PSW Technologies, Inc. and Perficient, Inc.

     Officers of the Company serve at the pleasure of the Board of Directors.

ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

     There are no family relationships among any of the directors or executive officers of the Company.

     The Company's Board of Directors held four regular meetings and seven special meetings in 1999. The Board has an Audit Committee, a Compensation Committee and an Option Subcommittee of the Compensation Committee. During 1999, no director attended less than 75% of the aggregate number of meetings of the Board, and the committees of the Board, on which he served that were held during the year.

     Committees of the Board of Directors. The Compensation Committee of the Board consists of Messrs. Petersen, Lefebvre and Martinson. Messrs. Lefebvre and Martinson are both non-employee directors of the Company. The purpose of the Compensation Committee is to establish remuneration levels for officers of the Company and to establish and administer executive compensation programs. The Compensation Committee held one meeting in 1999.

     The Option Subcommittee of the Compensation Committee of the Board consists of Mr. Lefebvre and Mr. Martinson. Messrs. Lefebvre and Martinson are both non-employee directors of the Company. The purpose of the Option Subcommittee is to administer the Company's 1997 Stock Incentive Plan and any other stock benefit plans. The Option Subcommittee of the Compensation Committee held three meetings in 1999.

     The Audit Committee of the Board consists of Dr. Brinberg and Mr. Martinson. Dr. Brinberg and Mr. Martinson are both non-employee directors of the Company. The Audit Committee recommends to the Board the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee held two meetings in 1999.

     Director Compensation. As compensation for serving on the Board of Directors, each director who is not employed by the Company or serving on the Board as a representative of an institutional investor (an "outside director") receives an annual retainer of $6,000, plus a fee of $2,000 for attendance at each meeting of the full Board and $500 for each committee meeting. In addition, each outside director elected or reelected after August 1997 receives an option to purchase 22,500 shares of Common Stock under the Company's 1997 Director Stock Option Plan at a per share exercise price equal to the fair market value of the Common Stock on the date of grant, such option to vest in three equal installments at each successive Annual Meeting. No director options were granted during 1999 because no outside directors were elected or reelected.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own beneficially more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. Directors, executive officers and greater than 10% shareholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all such forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its directors, executive officers and greater than 10% shareholders complied, through the end of fiscal 1999, with all applicable Section 16(a) filing requirements.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth information concerning (i) those persons known by management of the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) the directors of the Company, (iii) the Named Executive Officers (as defined in the Summary Compensation Table included elsewhere herein), and (iv) all current directors and executive officers of the Company as a group. Except as otherwise indicated in the footnotes below, such information is provided as of December 31, 1999.

                                                              NUMBER OF
                  NAME OF BENEFICIAL OWNER                    SHARES(1)        PERCENT
                  ------------------------                    ---------        -------
EXECUTIVE OFFICERS AND DIRECTORS
James F. Petersen...........................................    298,806(2)       2.53%
Timothy A. Davenport........................................    327,911(3)       2.73%
David N. Bosserman..........................................     37,551(4)          *
James F. Foster.............................................     80,989(5)          *
Robert H. Skinner...........................................     58,432(6)          *
Elvin Monteleone............................................     27,000(7)          *
John H. Martinson...........................................    262,639(8)       2.22%
Herbert R. Brinberg.........................................     19,375(9)          *
Richard A. Lefebvre.........................................     18,300(10)         *
W. Frank King...............................................      6,750(11)         *
All current directors and executive officers as a group (13
persons)....................................................  1,297,598(12)      26.6%
OTHER 5% SHAREHOLDERS
Waddell & Reed Asset Management Company.....................  1,204,500(13)     10.19%
6300 Lamar Avenue
Overland Park, KS 66201-9217
Brown Capital Management, Inc...............................  1,091,200(14)      9.23%
809 Cathedral Street
Baltimore, MD 21201
Lord, Abbett & Co...........................................    857,140(15)      7.25%
General Motors Building
767 Fifth Ave., 11th Floor
New York, NY 10153

                                                              NUMBER OF
                  NAME OF BENEFICIAL OWNER                    SHARES(1)        PERCENT
                  ------------------------                    ---------        -------
Arbor Capital Management, LLC...............................    713,450(16)      6.04%
120 South Sixth Street, Suite 1000
Minneapolis, MN 55402
Chartwell Investment Partners...............................    652,700(17)      5.52%
1235 West Lakes Drive, Suite 330
Berwyn, PA 19312-2412

---------------
  *  Less than one percent

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options and warrants held by that person that are exercisable, or will become exercisable within 60 days after January 31, 2000, are deemed outstanding. Such shares, however, are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated, the address of each of the individuals listed in the table is: c/o Best Software, Inc., 11413 Isaac Newton Square, Reston, VA 20190.

 (2) Excludes 69,925 shares held by two irrevocable trusts established by Mr. Petersen for the benefit of members of his family. Mr. Petersen is not a trustee or beneficiary of either trust, and disclaims beneficial ownership of these shares. Includes 100,136 shares held by a trust established by Mr. Petersen for the benefit of Nancy Petersen and 198,670 shares held by the James F. Petersen Charitable Remainder Unitrust. Mr. Petersen serves as a trustee and has voting control of both trusts.

 (3) Includes 195,000 shares issuable upon exercise of stock options that are exercisable immediately, 10,000 shares issuable upon exercise of stock options that are exercisable within 60 days after January 1, 2000, and 900 shares that are held in the names of his minor children.

 (4) Includes 33,900 shares issuable upon exercise of stock options that are exercisable immediately, and 200 shares that are held in the names of his minor children.

 (5) Includes 80,000 shares issuable upon exercise of stock options that are exercisable immediately.

 (6) Includes 51,000 shares issuable upon exercise of stock options that are exercisable immediately, and 1,500 shares issuable upon exercise of stock options that are exercisable within 60 days after January 1, 2000.

 (7) Includes 15,000 shares issuable upon exercise of stock options that are exercisable immediately, and 12,000 shares issuable upon exercise of stock options that are exercisable within 60 days after January 1, 2000.

 (8) Includes 15,900 shares issuable held in the names of his minor children.

 (9) Includes 15,000 shares issuable upon exercise of stock options that are exercisable immediately.

(10) Includes 11,100 shares issuable upon exercise of stock options that are exercisable immediately, and 3,600 shares issuable upon exercise of stock options that are exercisable within 60 days after January 1, 2000.

(11) Includes 6,250 shares issuable upon exercise of stock options that are exercisable immediately.

(12) Includes 444,450 shares issuable upon exercise of stock options that are exercisable immediately, and 27,100 shares issuable upon exercise of stock options that are exercisable within 60 days after January 1, 2000.

(13) Share amounts as of November 30, 1999, as reported in Schedule 13G filed with the Securities Exchange Commission on December 9, 1999.

(14) Share amounts as of September 30, 1999, as reported in Schedule 13F filed with the Securities Exchange Commission on November 10, 1999.

(15) Share amounts as of September 30, 1999, as reported in Schedule 13F filed with the Securities Exchange Commission on October 28, 1999.

(16) Share amounts as of September 30, 1999, as reported in Schedule 13F filed with the Securities Exchange Commission on October 29, 1999.

(17) Share amounts as of September 30, 1999, as reported in Schedule 13F filed with the Securities Exchange Commission on October 29, 1999.

                             EXECUTIVE COMPENSATION

     Pursuant to Securities and Exchange Commission rules for proxy statement disclosure of executive compensation, the Compensation Committee ("Committee") of the Board of Directors has prepared the following report on Executive Compensation. The Committee considers this report to clearly describe the current executive compensation program of the Company, including the underlying philosophy of the program and the specific performance criteria on which executive compensation is based. This report also discusses in detail the compensation paid to the Company's Chief Executive Officer, Timothy A. Davenport, for the fiscal year ended December 31, 1999 ("fiscal 1999").

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report by the Compensation Committee of the Board discusses the Committee's compensation objectives and policies applicable to the Company's executive officers. The report reviews the Committee's policy generally with respect to the compensation of all executive officers as a group for fiscal 1999 and specifically reviews the compensation established for the Company's Chief Executive Officer as reported in the Summary Compensation Table. The Committee is composed of two non-employee directors (Messrs. Martinson and Lefebvre) of the Company and one employee director (Mr. Petersen).

COMPENSATION PHILOSOPHY

     The Company's executive compensation program is designed to reward executives based on the business performance of the Company, both short and long-term, thereby aligning the interests of executive officers with the interests of the Company's shareholders. The Company's executive compensation program also is aimed at attracting and retaining productive executives by providing competitive total compensation packages. To achieve these objectives, the Compensation Committee utilizes a combination of base salary, short-term incentive compensation in the form of a cash bonus, and long-term incentive compensation in the form of stock options.

COMPENSATION PLAN

     Each year, the Committee reviews the Company's executive compensation program. In this review, the Committee assesses the competitiveness of the Company's executive compensation, studies the compensation packages for executives in comparable roles performing at comparable levels at other public companies in the same or related industries, and analyzes the Company's financial performance for the previous fiscal year and other factors that the Committee believes are relevant. The Committee's primary goal is to provide for a reasonable base salary component while also providing for higher short-term and long-term incentive rewards and bonuses based on the Company's performance.

     Each element of the Company's executive compensation program is discussed below.

  Base Salaries

     Base annual salaries for executive officers are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual, and the competitive marketplace for executive talent with comparable ability and experience, including a comparison to base annual salaries for comparable positions derived from compensation information available in certain widely-known surveys and databases.

     The Committee annually reviews the base salaries of the Company's executive officers. Annual salary adjustments are determined by evaluating the performance of each executive officer, taking into account new responsibilities. Individual performance ratings consider such factors as achievement of the Company's strategic plan and attainment of specific individual objectives.

     The Committee has not yet awarded Mr. Davenport a base salary adjustment for 2000 in consideration of his performance during fiscal 1999. The Committee will base such a determination upon an evaluation of base salaries of chief executive officers of peer companies, the Company's performance in 1999 and the assessment by the Committee of Mr. Davenport's individual performance.

     As is typical of most corporations, the actual payment of base salary is not strictly conditioned upon the achievement of any predetermined performance targets.

  Incentive Compensation

     During 1999, the Company maintained a short-term incentive plan for executive officers, the Management Incentive Plan (the "MIP"). This plan provides for the award of cash bonuses to participants based on fiscal 1999 performance. The targeted incentive compensation for executive officers under the MIP, excluding Mr. Davenport, ranged from 25% to 45% of base salary.

     The MIP is designed to recognize, reward and promote the individual and group performances that are key to the Company's success. Under the MIP, executives may receive awards based on the achievement of Company revenue and profitability goals and on individual performance. All awards are dependent on the attainment of revenue and profitability goals for the consolidated company. In addition, for those individuals whose performance is deemed to impact a particular division, a portion of their award will also depend on that division's performance. Individual performance is measured by the achievement of defined objectives.

     The Committee has not yet determined Mr. Davenport's 1999 short-term incentive compensation. It will be based on the Company's overall revenue and earnings performance. Mr. Davenport currently has an annual incentive award target of 50% of base salary. The award will be based upon the Company's 1999 earnings and revenue and the Board's overall assessment of Mr. Davenport's and the Company's performance.

  Long-Term Incentive Compensation

     The Company's long-term incentive compensation plan for its executive officers is based upon the Company's 1997 Stock Incentive Plan. The Company historically has provided long-term incentive compensation to attract, motivate and retain executive officers through grants of stock options. The Company believes that placing a portion of its executives' total compensation in the form of stock options aligns the interests of the Company's executives directly with those of the Company's shareholders, gives executives a significant long-term interest in the Company's success, and helps the Company retain key executives. On an annual basis, the Option Subcommittee of the Compensation Committee designates the employees who shall be granted options and the amount and terms of options granted. The number of stock options granted to each individual is based on his or her salary range, position, level of responsibility, and performance during the relevant fiscal year. Each option grant allows the optionee to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time, contingent upon continued employment with the Company. Accordingly, the option grants may provide a return to an executive officer only if he or she remains in the Company's employ, and then only if the market price of the Company's Common Stock appreciates during the option term.

     The Compensation Committee has not yet granted Mr. Davenport an option to purchase any shares in consideration of his performance in 1999.

OTHER NAMED OFFICER COMPENSATION

     The Committee has not yet awarded salary increases to the other four Named Executive Officers for 2000 based on consideration of each such officer's performance during fiscal 1999. Prior to 1999, executive officer salary increases became effective in October. In 1999, the Company decided that such salary increases would become effective in January based on the executive officer's performance in the prior fiscal year. During 1999, these executive officers received stock option grants ranging from 5,000 to 100,000 shares of the Company's Common Stock. The Committee has not yet awarded annual incentive awards for 1999. The criteria used to determine salaries and other compensation are as described above under "Compensation Philosophy" and "Compensation Plan."

     Overall, the Company offers its executives a compensation program that is market competitive, is based on Company performance, and strongly aligns the interests of management and shareholders.

BENEFITS

     The Company believes that it must offer a competitive benefits program to attract and retain all of its full-time employees. Accordingly, the Company provides the same medical and other benefits to its executive officers that are generally available to its other full-time employees.

$1 MILLION COMPENSATION LIMIT ON DEDUCTIBILITY

     Section 162(m) of the Internal Revenue Code prohibits the Company from deducting executive compensation in excess of $1 million, unless certain standards are met, to its Chief Executive Officer or to any of the other four executive officers named in the Summary Compensation Table. The Committee has determined that it will make every reasonable effort, consistent with sound executive compensation principles and the needs of the Company, to ensure that all amounts paid to the Company's Chief Executive Officer or to any of the other named executive officers are deductible by the Company.

                                  Submitted by:     THE COMPENSATION COMMITTEE
                                                    James F. Petersen
                                                    Richard A. Lefebvre
                                                    John H. Martinson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James F. Petersen, who served as Chairman of the Board until April 1999, serves on the Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     James F. Petersen, a Company director, is a member of the Board of Directors of Janus Technologies, Inc. and owns an interest in Janus, with which the Company has entered into a Software Distribution and Private Labeling Agreement dated December 1, 1999 concerning the private labeling and distribution of the Company's Best! Imperativ Active Planner product. In addition thereto, John H. Martinson, a Company director, is a general partner of Edison Venture Fund IV L.P., which in turn owns an interest in Janus. Another general partner of Edison Venture Fund IV L.P. is a member of Janus' board of directors.

     The Company has adopted a policy that transactions between the Company and its executive officers, directors and affiliates must (i) be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and (ii) be approved by a majority of the members of the Company's Board of Directors and by a majority of the disinterested members of the Company's Board of Directors.

                         EXECUTIVE OFFICER COMPENSATION

TABLE I -- SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table sets forth the compensation paid or accrued by the Company with respect to services rendered during the past three fiscal years (including a transition period described below) by the Company's Chief Executive Officer and the four other most highly compensated executive officers (collectively, the "Named Executive Officers").

                                                                                LONG-TERM
                                                            ANNUAL            COMPENSATION
                                                         COMPENSATION            AWARDS
                                                   ------------------------   -------------
                                                                                 NUMBER
                                                                              OF SECURITIES
            NAME AND                                                           UNDERLYING      ALL OTHER
       PRINCIPAL POSITION         FISCAL YEAR(1)    SALARY           BONUS       OPTIONS      COMPENSATION
       ------------------         --------------   --------         -------   -------------   ------------
Timothy A. Davenport............      1999         $240,750             (2)       50,000          5,176(3)
Chairman of the                       1998          225,000         112,500           --         24,474(4)
Board, Chief                       Transition       166,652          90,000       50,000
Executive Officer and                Period
President
David N. Bosserman..............      1999          160,000             (2)        5,000          5,211(3)
Chief Financial Officer               1998          145,000          32,625       12,500          7,742(4)
                                   Transition       107,911          42,188       67,500
                                     Period
James F. Foster.................      1999          170,000             (2)       10,000          6,945(3)
Executive Vice                        1998          163,077          34,000        5,000          8,482(4)
President of Product               Transition       114,217          28,125        2,500
Strategy and                         Period
Technology
Robert H. Skinner...............      1999          206,060(5)          (2)        5,000          7,084(3)
Executive Vice                        1998          221,884(6)       25,988        7,500         17,228(4)
President of Business              Transition       134,553(7)       21,656       15,000
Development                          Period
Elvin Monteleone................      1999          164,548             (2)      100,000          1,455(3)
Executive Vice                        1998               --              --           --             --(4)
President of Sales,                Transition            --              --           --             --
Marketing and                        Period
Services

---------------
(1) Fiscal year 1999 figures are for the period from January 1, 1999 through December 31, 1999. Fiscal year 1998 figures are for the period from January 1, 1998 through December 31, 1998. The figures for the Transition Period are for the nine-month transition period from April 1, 1997 to December 31, 1997, which occurred as a result of a change in the Company's fiscal year end from March 31 to December 31.

(2) Bonuses for the period January 1, 1999, through December 31, 1999, will be paid during the first six weeks of 2000. The maximum bonuses are as follows:

Mr. Davenport           $120,375
Mr. Bosserman             70,000
Mr. Foster                60,000
Mr. Skinner               35,000
Mr. Monteleone            72,000

(3) Represents matching contributions to the Company's 401(k) Plan made by the Company on behalf of each of the Named Executive Officers, an additional profit sharing contribution of $1,500 for each

    Named Executive Officer (except for Mr. Monteleone, whose contribution was $250), the tax benefit of participating in the Company's Employee Stock Purchase Plan and imputed income from excess group term life insurance.

(4) Represents matching contributions to the Company's 401(k) Plan made by the Company on behalf of each of the Named Executive Officers, and additional profit sharing contribution of $2,000 for each Named Executive Officer, the tax benefit of participating in the Company's Employee Stock Purchase Plan and imputed income from excess group term life insurance.

(5) Includes $83,060 in sales commissions.

(6) Includes $106,384 in sales commissions.

(7) Includes $47,965 in sales commissions.

TABLE II -- OPTION GRANTS IN THE LAST FISCAL YEAR

     This table presents information regarding stock options granted to the Company's Named Executive Officers during the stated period to purchase shares of the Company's Common Stock. The Company has no stock appreciation rights ("SARs") outstanding and granted no SARs during the stated period.

                                                                INDIVIDUAL GRANT
                                 -------------------------------------------------------------------------------
                                                % OF TOTAL
                                                  OPTIONS
                                 NUMBER OF      GRANTED TO       EXERCISE
                                 SECURITIES    EMPLOYEES IN         OR
                                 UNDERLYING   THE LAST FISCAL   BASE PRICE         EXPIRATION      GRANT DATE
             NAME                GRANTED(2)        YEAR         PER SHARE             DATE      PRESENT VALUE(1)
             ----                ----------   ---------------   ----------         ----------   ----------------
Timothy A. Davenport...........    50,000           9.59%        $19.6250(3)        1/28/08      $  773,000.00
David N. Bosserman.............     5,000           0.96          11.5625(3)        4/19/08          45,450.00
James F. Foster................    10,000           1.92          11.5625(3)        4/19/08          90,900.00
Robert H. Skinner..............     5,000           0.96          11.5625(3)        4/19/08          45,450.00
Elvin Monteleone...............    75,000          14.38          19.6250(3)        1/28/08       1,159,500.00
                                   25,000           4.79          11.5625(3)        4/19/08         227,250.00

---------------
(1) Grant date present value is based on the Black-Scholes option valuation model with the following material assumptions: an expected stock-price volatility factor of 75%; a risk-free rate of return of (a) 4.35% for the 1/28/99 grant and, (b) 4.2% for the 4/19/99 grants; a dividend yield of 0%; and the maximum exercise period at the time of the grant which was nine years. Actual gains, if any, on stock option exercises are dependent on future performance of the Common Stock.

(2) All options vest 20% per year beginning on the first anniversary of the date of grant.

(3) The exercise price per share equaled the fair market value of the Common Stock on the date of grant, as reported on the Nasdaq Stock Market.

TABLE III -- OPTION EXERCISES IN THE LAST FISCAL YEAR, AND OPTION VALUES AT
             DECEMBER 31, 1999

     The following table sets forth information regarding the exercise of stock options during the last fiscal year, and the value of options held as of December 31, 1999 by the Named Executive Officers.

                                                        NUMBER OF SHARES SUBJECT        VALUE OF UNEXERCISED
                           NUMBER OF                    TO UNEXERCISED OPTIONS AT      IN-THE-MONEY OPTIONS AT
                            SHARES                          DECEMBER 31, 1999           DECEMBER 31, 1999(1)
                           ACQUIRED         VALUE      ---------------------------   ---------------------------
         NAME            UPON EXERCISE   REALIZED(1)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
         ----            -------------   -----------   -----------   -------------   -----------   -------------
Timothy A. Davenport...         --              --       195,000        140,000      $5,080,828     $2,681,248
David N. Bosserman.....         --              --        33,900         60,600      $  746,384     $1,243,088
James F. Foster........         --              --        80,000         35,000      $2,137,751     $  751,378
Robert H. Skinner......      5,000         $52,500        51,000         42,500      $1,267,626     $  903,938
Elvin Monteleone.......         --              --        15,000         85,000      $  148,125     $1,040,938

---------------
(1) The dollar values have been calculated by determining the difference between
    (i) the fair market value of the securities underlying the options at the exercise date, in the case of "value realized," or December 31, 1999, in the case of "value of unexercised in-the-money options" and (ii) the aggregate exercise price of the options. Prior to the Company's initial public offering on September 30, 1997, the Common Stock was not publicly traded. Consequently, the Board, in connection with grants of stock options it made from time to time prior to the Company's initial public offering, determined the fair market value of the Common Stock as of the date of grant.

EMPLOYMENT AGREEMENTS

     Pursuant to an Employment Agreement between James F. Petersen and the Company dated May 17, 1995, the Company agreed to employ Mr. Petersen as Chairman of the Company until March 30, 2000, with an annual salary of $170,280, subject to adjustment. Pursuant to an amendment to the Employment Agreement, Mr. Petersen's annual salary was adjusted in 1999 to $120,000 and his responsibilities to the Company were reduced. Mr. Petersen is entitled to payment of his salary through March 30, 2000 should his employment be terminated by the Board other than for cause. Mr. Petersen has agreed not to compete against the Company during the term of his employment and for one year thereafter.

     In connection with the May 1995 hiring of Timothy A. Davenport, President and Chief Executive Officer of the Company, the Company agreed to pay Mr. Davenport an annual base salary of $200,000. In addition, the Company issued to Mr. Davenport, pursuant to its 1992 Stock Option Plan, options to purchase 375,000 shares of Common Stock at an exercise price of $2.67 per share, 300,000 shares of which vest equally over a five-year period and 75,000 shares of which vested in full immediately upon the closing of the initial public offering. Mr. Davenport is entitled to six months of base salary as severance pay should his employment be terminated other than for cause, except in the case of constructive termination due to a change in control, in which case he will continue to receive his salary for 12 months and his stock option vesting will be accelerated by 24 months. The Company also reimbursed Mr. Davenport for certain relocation expenses and agreed to appoint him to the Board of Directors.

SHAREHOLDER RETURN PERFORMANCE GRAPH

     The graph and table below compare the cumulative total shareholder return on the Company's Common Stock during the period commencing with the Company's initial public offering on September 30, 1997 through December 31, 1999, with the cumulative total returns for the CRSP Total Return Index for The Nasdaq Stock Market (US) and the Hambrecht & Quist Computer Software Index (the "H&Q Computer Software Index"). The comparison assumes $100 was invested on September 30, 1997 in the Company's Common Stock at the $14.625 closing price on that date and in each of the foregoing indices and assumes reinvestment of dividends, if any.

     Before September 30, 1997, the Company's Common Stock was not publicly traded. Comparative data is provided only for the period beginning on that date. This chart is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filings of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

     The stock price performance shown on the graph and table is not necessarily indicative of future price performance. Certain information used in this graph was obtained from the Nasdaq Stock Market. The Nasdaq Stock Market (US) was prepared for Nasdaq by the Center for Research in Security Prices (CRSP) at the University of Chicago and the H&Q Computer Software Index was prepared by Hambrecht & Quist LLC. Such sources are believed to be reliable, although the Company is not responsible for any errors or omissions in such information.

                           COMPARISON OF TOTAL RETURN
[COMPARISON GRAPH]

                                                                                                          H&Q COMPUTER SOFTWARE
                                                   BEST SOFTWARE, INC.       NASDAQ COMPOSITE INDEX               INDEX
                                                   -------------------       ----------------------       ---------------------
9/30/97                                                     100                         100                         100
12/31/97                                                  63.25                       93.16                       93.04
12/31/98                                                 162.39                      130.08                      121.54
12/31/99                                                 201.71                      241.40                      276.54